Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-278513

Amendment No. 1 dated August 14, 2026

To Prospectus Supplement dated September 26, 2024

(To the Prospectus dated April 16, 2024)

1,256,734 Shares of Common Stock

This Amendment No. 1 to prospectus supplement (“Amendment No. 1”) updates, supersedes and amends certain information contained in the prospectus dated April 16, 2024 (the “Original Prospectus”) as amended by the prospectus supplement dated April 16, 2026 (together with the Original Prospectus, the “Prior Prospectuses”), relating to the offering on a resale basis of an aggregate of 1,932,229 Shares of our common stock, par value $0.0001 per share, which are comprised of (i) 108,000 shares (the “Shares”) of our common stock issued in a private placement on March 13, 2024 (the “Private Placement”), pursuant to that certain Securities Purchase Agreement by and among us and an investor, dated as of March 13, 2024 (the “Securities Purchase Agreement”), (ii) 520,367 shares (the “Pre-funded Warrant Shares”) of our common stock issuable upon the exercise of the pre-funded warrants (the “Pre-funded Warrants”), (iii) 628,367 shares (the “Series A Warrant Shares”) of our common stock issuable upon exercise of series A warrants (the “Series A Warrants”), (iv) 628,367 shares (the “Series B Warrant Shares” and together with the Pre-funded Warrant Shares and the Series A Warrant Shares, the “Warrant Shares” and collectively with the Shares, the “Registrable Securities”) of our common stock issuable upon exercise of series B warrants (the “Series B Warrants” and together with the Series A Warrants, the “Common Stock Warrants” and together with the Pre-funded Warrants, the “Warrants”) issued in the Private Placement pursuant to the Securities Purchase Agreement and (iv) 47,128 shares (the “Placement Agent Warrant Shares”) of our common stock issuable upon the exercise of the placement agent warrants (the “Placement Agent Warrants”) issued in connection with the Private Placement. The exercise price of the Common Stock Warrants is $2.58 per Share. The Common Stock Warrants have been amended as described below under “Amendments to Common Stock Warrants.”

This Amendment No. 1 should be read in conjunction with the Prior Prospectuses, and is qualified by reference to the Prior Prospectuses, except to the extent that the information presented herein supersedes the information contained in the Prior Prospectuses. This Amendment No. 1 is not complete without, and may only be delivered or used in connection with, the Prior Prospectuses, including any amendments or supplements thereto. We may amend or supplement the Prior Prospectuses from time to time by filing amendments or supplements as required. You should read the entire Prior Prospectuses and any amendments or supplements carefully before you make an investment decision.

Our common stock is listed on the Nasdaq Capital Market under the symbol “GXAI.” On August 13, 2026 the last reported sale price of our common stock was $1.26 per share.

We are an “emerging growth company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” in the Original Prospectus and documents incorporated therein by reference for a discussion of such risk factors, which factors should be read carefully in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

AMENDMENT TO COMMON STOCK WARRANTS

This prospectus supplement is being filed to disclose the following:

On August 14, 2026, the Company entered into an agreement with the holder of the Common Stock Warrants pursuant to which the we agreed to amend the exercise price of the Common Stock Warrants to $1.20 per share.

The date of this prospectus supplement is August 14, 2026